UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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CAMDEN NATIONAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholders:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (“the Company”), to be held on Tuesday, April 27, 2010, at 3:00 p.m. local time, at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”). The Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed, along with the Company’s 2009 Summary Annual Report and Annual Report on Form 10-K.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Then, we ask that you complete, sign, date and mail promptly the enclosed Proxy Card in the enclosed postage-paid envelope, or use telephone or internet voting, to ensure that your shares are represented and voted at the meeting. Shareholders who attend the Annual Meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is extremely important, so please act at your earliest convenience.

We appreciate your continued interest in Camden National Corporation and are confident that, as in the past, you will continue to vote your shares.

Sincerely,

Rendle A. Jones
Chairman of the Board

Gregory A. Dufour
President and Chief Executive Officer
March 22, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2010

TO THE SHAREHOLDERS OF CAMDEN NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation, (the “Company”), will be held on Tuesday, April 27, 2010 at 3:00 p.m. local time at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the purpose of considering and voting upon the following matters:

(i)	Election of Directors. To elect four (4) persons to the Company’s Board of Directors for a term of three (3) years and to serve until successors are elected and qualified, as more fully described in the accompanying Proxy Statement.
(ii)	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for the year ending December 31, 2010.
(iii)	Consider a Shareholder Proposal, if Properly Presented at the Meeting. For the Board of Directors to eliminate classification of terms of the Board of Directors.
(iv)	Other Business. To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 1, 2010 as the record date for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY ALSO DELIVER YOUR VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS
ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By Order of the Board of Directors,

John W. Holmes, Secretary
March 22, 2010

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held APRIL 27, 2010

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2010 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 27, 2010 at 3:00 p.m. local time, at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting” or the “Meeting”). Only shareholders of record as of March 1, 2010 (the “Record Date”) will be entitled to notice of, attend, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the four nominees to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date 7,658,561 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement and Proxy Card were first mailed to the Company’s shareholders on or about March 22, 2010 to solicit proxies for the Annual Meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised; therefore, the delivery of an executed Proxy Card will not in any way affect a shareholder’s right to attend the Annual Meeting and vote in person. Revocation may be made prior to the Annual Meeting by written revocation, or duly executed Proxy Card bearing a later date sent to the Company, Attention: John W. Holmes, Secretary, Two Elm Street, Camden, Maine 04843; or a proxy may be revoked personally at the Annual Meeting prior to the voting of the proxy. In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked proxies, will be voted for Item 1 — the election of the nominees to the Company’s Board of Directors described herein and Item 2 — the ratification of the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2010, and will not be voted for Item 3 — the shareholder proposal relating to classified board.

The holders of one-third of the total number of outstanding shares of Common Stock, present in person or by proxy, are required for a quorum at the Annual Meeting. If a quorum is present at the Annual Meeting, a majority of shares voted is required to elect each of the four directors and a simple majority to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2010. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not for purposes of voting with respect to determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy Card that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum, but not for purposes of voting with respect to that matter.

Additional information regarding each of these items (also referred to as proposals) is provided in the section titled DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS (for Items/Proposals 1 and 2 above) and DISCUSSION OF SHAREHOLDER PROPOSAL OPPOSED BY THE BOARD OF DIRECTORS (for Item/Proposal 3 above).

The following is the Board’s recommendation with respect to each of the items to be considered and voted upon at the Meeting:

Item 1 — The Board recommends a vote “FOR” the election of all nominees as directors.

Item 2 — The Board recommends a vote “FOR” the ratification of the appointment of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Item 3 — The Board recommends a vote “AGAINST” this shareholder proposal to declassify the Board.

It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of the Meeting. If any other matters are presented properly at the Meeting, however, the proxy will be voted by the proxy holders in accordance with the recommendations of the Board.

Voting

Voting by Mail.  Shareholders can ensure that their shares are voted at the Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope.

Voting by Telephone or the Internet.  Voting by telephone or the Internet is fast and convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by the voting deadline set forth on the proxy card.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if telephone or Internet voting is available. If your bank or broker does make telephone or Internet voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

If you vote by telephone or the Internet, you should not return your proxy card.

Revocability of Proxies

Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Meeting and voting in person at the Meeting. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Meeting will be voted by the proxy holders in accordance with the instructions on the proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. In addition to use of the mail, proxies may be solicited personally or by telephone or telegraph by the Company’s directors and officers who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company, its transfer agent, to solicit proxies held by brokers and nominees and reimburses them for reasonable out-of-pocket expenses in the solicitation of proxies. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses of doing so. The stock transfer books will remain open between the Record Date and the date of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2010.

The Company’s Proxy Statement, Form 10-K Annual Report for the year ended December 31, 2009, and Annual Report brochure are available free of charge at http://www.camdennational.com.

In addition, the Company will provide without charge upon the written request of any shareholder a copy of the Company’s annual report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (“SEC”) for the fiscal year ended 2009. Requests should be directed to Camden National Corporation, Attn: Investor Relations, P.O. Box 310, Camden, Maine 04843.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten members. Under the Company’s Articles of Incorporation, the Board of Directors is divided into three classes with approximately one-third of the directors standing for election each year. At the Annual Meeting, four directors will be elected to serve until the 2013 Annual Meeting of shareholders and until each such director’s successor is duly elected and qualified. Pursuant to NASDAQ rules, the Corporate Governance Committee has nominated David C. Flanagan, James H. Page, Robin A. Sawyer, and Karen W. Stanley for election as directors. More information on our nomination procedures is included in the Board of Directors and its Committees section starting on page 17 under our Corporate Governance Committee description.

The Board recommends the election of the four (4) nominees listed below as directors, to serve a three-year term expiring at the 2013 Annual Meeting of Shareholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

David C. Flanagan
James H. Page, Ph.D.
Robin A. Sawyer, CPA
Karen W. Stanley

For more information regarding the background of each of the nominees for director, see the sections titled “ELECTION OF DIRECTORS” and “DIRECTORS’ AND EXECUTIVE OFFICERS’ INFORMATION”. The persons named as “proxy” in the enclosed form of proxy card will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named above should be unable to serve, which event is not expected to occur, the discretionary authority provided in the proxy card will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

The Company’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected, the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 30 days from the date the election results are certified. In 2010, all director nominees are currently serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL FOUR (4) NOMINEES.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Berry, Dunn, McNeil & Parker (“BDMP”) as the Company’s independent registered public accounting firm for the year ending December 31, 2010. BDMP audited the Company’s financial statements for the year ended December 31, 2009, and has audited the Company’s financial statements since the Company’s formation in 1985, and has served as Camden National Bank’s independent registered public accounting firm since 1980. Representatives of BDMP are expected to attend the Meeting. The representatives are expected to be available to respond to appropriate questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking its shareholders to ratify the selection of BDMP as its independent registered public accounting firm (as it has done in prior years) because it believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain BDMP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Services Rendered By and Fees Paid To Independent Registered Public Accounting Firm.  The following sections describe the services rendered by BDMP to the Company, and fees paid by the Company to BDMP for such services, for the years ended December 31, 2009 and 2008. BDMP acted as independent registered public accounting firm for the Company for the years ended December 31, 2009 and 2008 and performed the Company’s audit services in fiscal years 2009 and 2008.

Audit Fees.  The aggregate fees for professional services rendered by the principal accountant, BDMP, for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002, internal control reporting under Sarbanes-Oxley Section 404, review of financial statements included in the Company’s Form 10-Q’s, consent procedures were $184,100 and $199,400, for the years ended December 31, 2009 and 2008, respectively.

Audit-Related Fees.  The aggregate fees for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2009 and 2008 were $24,100 and $17,000, respectively. These services related primarily to the audit of the Company’s qualified retirement benefit plan and routine consulting on accounting matters.

Tax Fees.  The aggregate fees for professional services rendered by BDMP for tax compliance, tax audit assistance, tax advice and tax planning for the years ended December 31, 2009 and 2008 were $26,300 and $26,500, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, review of estimated tax payments, and review of compliance with reporting requirements.

All Other Fees.  All other fees include the fees billed for services rendered by BDMP other than those services covered above. The fees for the year ended December 31, 2009 were $10,600. These services related to compliance consulting regarding certain retirement and other employee benefit plans. There were no such fees for the year ended December 31 2008.

No services were rendered for financial information systems design and implementation or internal audit.

The Audit Committee of the Board pre-approves all services provided by BDMP. Each service to be provided by BDMP is presented for pre-approval at the Audit Committee’s regular meeting or presented to the Chair of the Audit Committee for pre-approval under delegated authority and presented to the Audit Committee at its next regular meeting.

The Board has submitted its appointment of BDMP for ratification by the Company’s shareholders. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock represented and entitled to vote at the Meeting will be required for passage of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF
BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

PROPOSAL 3:

SHAREHOLDER PROPOSAL

Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, telephone 303-355-1199, owner of 724 shares of the Company’s common stock, has notified the Company that he intends to present the following proposal and related supporting statement (which is quoted verbatim in italics below) at the annual meeting:

Shareholder Proposal

RESOLUTION:  That the shareholders of CAMDEN NATIONAL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

The proponent’s supporting statement is as follows:

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Management Statement in Opposition

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

After careful consideration of the shareholder proposal, the Board has determined that it is in the best interest of the Company and its shareholders to maintain the Company’s current classified Board structure.

The Company’s Board is divided into three classes with one-third of the Company’s directors standing for election each year. The entire Board can be replaced in the course of three annual meetings, and a majority of the Board can be replaced in the course of two annual meetings. The Board believes that the Company’s classified Board structure strengthens the independence of the non-employee directors, enhances the Board’s ability to develop and execute long-term strategic planning by providing stability, continuity and experience, and provides other benefits for the Company and its shareholders as discussed below.

Continuity and Stability.  The classification of directors helps maintain continuity and stability for the work of the Board and ensures that at all times a significant portion of the Board will have prior experience as directors. The continuity and stability that results from a classified Board structure facilitates long-term strategic planning, which is critical to the future success of the Company and helps create long-term value for its shareholders. The existing term for directors should result in directors with the experience and in-depth knowledge required to best perform their duties.

Accountability.  Directors elected to a classified Board are not less accountable to you than they would be if all directors were elected annually. Our directors are required to uphold their fiduciary duties to you and the Company regardless of the length of their term. It is the manner in which directors fulfill their duties and responsibilities, not the frequency of their election, which drives effective corporate governance and protects your interests.

The Board is committed to sound corporate governance practices which will benefit the Company’s shareholders and regularly re-examines these practices. The Board has implemented a variety of measures to further foster accountability, including a “Director Resignation Policy” which provides that at any shareholder meeting at which directors are subject to an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender a letter of resignation to the Board for consideration by the Governance Committee and the Board. Shareholders of the Company can vote to remove a director and can seek to replace directors by nominating other candidates in accordance with the Company’s constituent documents. We believe these and other corporate governance features provide accountability to the shareholders of the Company.

Independence.  Electing directors to three-year, not one-year, terms can enhance the independence of non-management directors. The longer term provides non-management directors with insulation from pressure from management or special interest groups, who may have an agenda contrary to the long-term interests of all shareholders. Independence may also be enhanced when directors are not concerned about being re-nominated by the Company’s other directors every year. The current classified Board structure permits our directors to act independently and to focus on the long-term interests of the Company and its shareholders.

Protection Against Unfair and Abusive Takeover Practices.  A classified Board reduces the Company’s vulnerability to unfriendly or unsolicited takeover tactics that may not be in the best interest of the Company’s shareholders. A classified Board structure encourages potential acquirers to initiate arms-length negotiations with management and seasoned directors. A classified Board helps ensure that the Board will have sufficient time and leverage necessary to evaluate proposals, consider alternatives and to act in the best interest of the Company and all shareholders. A classified Board enhances the Board’s ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal to maximize the value of a transaction to all shareholders but does not prevent or preclude takeover efforts.

Director Quality.  A classified Board strengthens the ability of the Company to recruit high quality directors who are willing to make a significant commitment to the Company and its shareholders for the long term. In Maine, given a more limited pool of potential directors, it is particularly important that directors make the commitment to serve for a three year term given the time required to properly understand the Company’s operations, complex regulatory framework and competitive environment. Experienced directors who are knowledgeable about the Company’s business are better positioned to make decisions that are in the best interests of the Company and its shareholders. Given the current corporate governance climate in which many qualified individuals are increasingly reluctant to serve on public boards, the Company could be placed at a competitive disadvantage in recruiting qualified director candidates if their Board service could potentially be limited to a one-year period.

Accountability to Shareholders.  The benefits of a classified board structure do not come at the cost of directors’ accountability to shareholders. Our directors’ interests are specifically aligned with our shareholders’ interests through the fiduciary duty owed by board members to act in shareholders’ best interests. All directors are required by Maine law to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. The Company believes that a classified board in no way diminishes directors’ responsibilities or their accountability to shareholders.

Corporate Governance.  The Board is committed to corporate governance practices that will benefit the Company’s shareholders and regularly examines these practices in light of the changing environment. The Board believes that certain statements in the proponent’s proposal may give shareholders the erroneous impression that the Company lags behind other companies in matters of corporate governance. This is not the case. Rather, the Board is dedicated to operating pursuant to principles of good corporate governance and believes that it has been more effective and that shareholders have benefited as a result of the current classified system.

Effect of the Proposal.  This shareholder proposal has been cast as a request. Passage of the shareholder proposal would not automatically eliminate the classified Board structure. Further action would be required to amend the Company’s Articles of Incorporation to effect this change. Under the Company’s Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of stock having voting power with respect to such an amendment would be required for approval.

Any Proxy solicited by the Board will be voted “Against” this proposal unless otherwise instructed on the Proxy Card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

STOCK OWNERSHIP BY 5% PRINCIPAL STOCKHOLDERS,
DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

As of the Record Date, there were 7,658,561 shares of Common Stock outstanding, held of record by approximately 1,408 shareholders. Only shareholders of record as of the Record Date shall be entitled to vote at the Annual Meeting and each share is entitled to one vote.

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, (ii) each current director of the Company and each nominee for director on the Company’s Board of Directors, (iii) the Company’s named executive officers (as defined on page 35, under the heading “Executive Compensation”), and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him or her as set forth opposite his or her name.

	Number of Shares		Percentage of Common Shares Outstanding
5% or Greater Shareholders:
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	446,152		5.83%
Kenneth C. & Prudence G. Dickey 293 Pesaro Drive, North Venice, FL 34275	394,702		5.15%
Directors, Nominees and Named Executive Officers:
Ann W. Bresnahan	23,940	(1)	*
Joanne T. Campbell	4,125	(2)	*
Robert J. Campbell	10,000		*
Gregory A. Dufour	16,765	(3)	*
David C. Flanagan	1,967		*
Ward I. Graffam	2,025		*
Peter F. Greene	1,567	(4)	*
Deborah A. Jordan, CPA	3,011	(5)	*
Rendle A. Jones	146,333	(6)	1.91%
John W. Holmes	11,000		*
Timothy P. Nightingale	8,561	(7)	*
James H. Page, Ph.D.	800		*
Robin A. Sawyer, CPA	734	(8)	*
Karen W. Stanley	1,085	(9)	*
All directors, nominees, and executive officers as a group (15 persons):	240,248		3.13%

*	Less than 1%.
(1)	Includes 5,940 shares over which voting and dispositive power are shared jointly with Ms. Bresnahan’s spouse.
(2)	Includes 250 shares over which voting and dispositive power are shared jointly with Ms. Campbell’s spouse. Also includes 3,400 shares that Ms. Campbell has a right to acquire by exercise of stock options vested.
(3)	Includes 2,000 shares that Mr. Dufour has a right to acquire by exercise of stock options vested.
(4)	Includes 1,067 shares over which voting and dispositive power are shared jointly with Mr. Greene’s spouse. Also includes 500 shares that Mr. Greene has a right to acquire by exercise of stock options vested.
(5)	Includes 1,500 shares that Ms. Jordan has a right to acquire by exercise of stock options vested.

(6)	Includes 95,400 shares owned by various trusts of which Mr. Jones acts as trustee, as to which shares he disclaims any beneficial interest. Also includes 1,950 shares owned by Mr. Jones’s spouse, as to which Mr. Jones disclaims any beneficial interest.
(7)	Includes 7,900 shares that Mr. Nightingale has a right to acquire by exercise of stock options vested.
(8)	Includes 734 shares over which voting and dispositive power are shared jointly with Ms. Sawyer’s spouse.
(9)	Includes 550 shares over which voting and dispositive power are shared jointly with Ms. Stanley’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”) and NASDAQ. Section 16 Persons are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and written representations received by the Company, we believe that each of the Company’s Section 16 Persons has complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2009.

DIRECTORS’ AND EXECUTIVE OFFICERS’ INFORMATION

The following table sets forth certain information with respect to each of the nominees, continuing directors and Named Executive Officers:

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
Nominees (4)
David C. Flanagan	Mr. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business with five locations in mid-coast Maine, a position he has held since 1978. Mr. Flanagan also serves as President of Pine Tree Products.	56	2005	1998	n/a	2013
James H. Page, Ph.D.	Dr. Page is Chief Executive Officer of the James W. Sewall Company in Old Town, Maine, which provides comprehensive consulting services in forestry, engineering, and geographic information management for municipal government, utilities, and the natural resource industry. Dr. Page joined the James W. Sewall Company in 1997 following a career in academia. Dr. Page is also an Adjunct Professor as well as a member of the Board of Visitors at the University of Maine at Orono. He is the founding director of the Gulf of Maine Oceanographic Observing System.	57	2008	n/a	n/a	2013
Robin A. Sawyer, CPA	Ms. Sawyer is Vice President, Corporate Controller at Fairchild Semiconductor, a position she has held since November 2002. In addition, from October 2005 to March 2006, she served as interim Co-Chief Financial Officer and as the Principal Financial Officer at Fairchild Semiconductor. Ms. Sawyer joined Fairchild Semiconductor in 2000 as Manager of Financial Planning and Analysis. From 1998 to 2000, Ms. Sawyer was employed by Cornerstone Brands, Inc. as Director of Financial Planning and Reporting. Prior to 1998, Ms. Sawyer worked at Baker, Newman & Noyes, LLC and its predecessor firm, Ernst & Young.	42	2004	n/a	n/a	2013

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
Karen W. Stanley	Ms. Stanley was named Vice Chairman of the Board on January 27, 2009. Ms. Stanley joined the Company’s Board of Directors in January 2008 following the acquisition of Union Bankshares Company where she had been a Director since 2004. Previously, Ms. Stanley was co-owner of Stanley Subaru in Ellsworth, Maine from 1999 until February 2005. Ms. Stanley also served with Priority Management, an international training and development firm as a member of the senior management team with their international headquarters. Prior to that, she served as Vice President, Personal Banking for Overseas Executives with Citibank N.A. Ms. Stanley began her career in sales with the Xerox Corporation.	64	2008	n/a	n/a	2013
Continuing Directors (5)
Ann W. Bresnahan	Ms. Bresnahan is a full time volunteer and civic leader since 1970. Ms. Bresnahan serves as trustee of Pen Bay Healthcare since 2005 and currently serves on the investment committee. Ms. Bresnahan serves as chair of Pen Bay Healthcare Foundation and as an advisory committee member with the Mitchell Institute. Her past community involvement includes Camden Outing Club, Owls Head Transportation Museum, The Hurricane Island Outward Board School, The Ethel Walker School, Partners for Enrichment and the First Congregational Church.	58	1990	1990	2009	2012
Robert J. Campbell	Mr. Campbell is Partner in the investment management firm of Beck, Mack & Oliver in New York, New York, since 1991. Mr. Campbell serves as board member of Enstar Group, Limited, a publicly traded company, since 2007 and he is chair of the audit and investment committee.	61	1999	n/a	2001	2011

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
Gregory A. Dufour	Mr. Dufour has been President and Chief Executive Officer of Camden National Corporation since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and then in January 2006, he became President and Chief Executive Officer for Camden National Bank. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller.	49	2009	2004	2006	2012
Ward I. Graffam	Mr. Graffam is a member of several for-profit and non-profit boards of directors and a consultant to various businesses on strategic issues. He serves as Board Chairman of the Waldron Group Board of Advisors and for the board of FINEOS Corporation Ltd. located in Ireland. Mr. Graffam is a former co-owner of Wayfarer Marine Corporation in Camden, Maine. Previously, Mr. Graffam spent 30 years in various legal and executive positions with UNUM Corporation and retired as President and Managing Director of UNUM European Holding Company.	69	1999	n/a	2001	2011

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
John W. Holmes	Mr. Holmes is President and majority owner of Consumers Fuel Company in Belfast, Maine, a position he has held since 1977. Mr. Holmes serves as Trustee of the Belfast Free Library.	64	1988	1988	n/a	2011
Rendle A. Jones	Mr. Jones is Chairman of the Company since 1998 and Chairman of Camden National Bank since 1999. Mr. Jones is an attorney and Partner in the law firm of Harmon, Jones, & Sanford, LLP, specializing in the areas of business and estate planning, probate and trust administration and real estate matters in Camden, Maine, where he has worked since 1968.	67	1988	1988	2006	2012
Named Executive Officers (5)
Joanne T. Campbell	Ms. Campbell joined the Company in 1996 as Vice President, Manager of Residential Real Estate. She was promoted to Senior Vice President, Compliance, Audit & CRA in 2002, and then to Senior Vice President, Risk Management in 2005. As of January 2008, Ms. Campbell’s responsibilities expanded to include all areas of Risk Management for the Company.	47	2002	1996	n/a	n/a
Gregory A. Dufour	See above information in Continuing Directors.
Peter F. Greene	Mr. Greene joined the Company in January 2008 with the acquisition of Union Bankshares Company. Mr. Greene joined Union Trust Company in 1982 and was promoted to Senior Vice President, Senior Bank Services Officer in 1999 and to Senior Vice President, Chief Administrative Officer in 2003, a position he held until he joined the Company as Senior Vice President of Operations.	50	2008	n/a	n/a	n/a

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the:
			Company	Bank	Acadia Trust	Term Expires
Deborah A. Jordan, CPA	Ms. Jordan joined the Company in September 2008 as Senior Vice President, Chief Financial Officer, and Principal Financial and Accounting Officer. Ms. Jordan was previously Executive Vice President and Chief Financial Officer of Merrill Merchants Bancshares, Inc. in Bangor, Maine, from January 1993 to August 2008. Ms. Jordan worked at Arthur Andersen & Co. from 1987 to 1992.	44	2008	n/a	n/a	n/a
Timothy P. Nightingale	Mr. Nightingale joined the Company in March 2000 as Regional Vice President of UnitedKingfield Bank. In 2001, Mr. Nightingale was named Senior Lending Officer at UnitedKingfield Bank and promoted to Senior Vice President in 2003. In September 2006, the Company merged UnitedKingfield Bank into Camden National Bank, at which time Mr. Nightingale was named Senior Vice President, Senior Lending Officer for Camden National Bank.	52	n/a	2000	n/a	n/a
June B. Parent	Ms. Parent rejoined the Company in July 1995 and was promoted to Vice President of Human Resources in 1999. In December 2003, she made a career change to the retail banking division of the Bank and was promoted to Senior Vice President and Senior Retail Banking Officer.	46	n/a	1995	n/a	n/a

All of the executive officers will hold office at the discretion of the Company’s Board of Directors. There are no arrangements or understandings between any of the directors, or officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no “family relationships” among the above directors and officers, as the Commission defines that term.

CORPORATE GOVERNANCE AND BOARD MATTERS

During 2009, the Board of Directors of the Company held twelve regular meetings and one Annual Meeting. Each of the directors attended at least 75% of the total number of meetings of the Company’s Board, and 75% of the total number of meetings held by the committees of the Company Board on which he or she was served during the year. Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the Board on the same date as the annual meeting of shareholders. In 2009, seven of the ten directors attended last year’s annual meeting of shareholders.

The Board has five (5) standing committees: an Audit Committee, a Compensation Committee, a Capital Planning Committee, a Technology Committee and a Corporate Governance Committee.

The following table sets forth the members of the Board and the committees of the Board on which they served through December 31, 2009.

Name of Director	Audit	Compensation	Capital Planning	Technology	Corporate Governance
Non-Employee Directors:
Ann W. Bresnahan		Member			Member
Robert J. Campbell	Member		Chair
David C. Flanagan	Member				Member
Ward I. Graffam		Chair			Member
John W. Holmes	Member	Member
Rendle A. Jones		Member	Member		Chair
James H. Page				Chair	Member
Robin A. Sawyer	Chair		Member
Karen W. Stanley		Member			Member
Employee Directors:
Gregory A. Dufour			Member	Member

We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.

Our Board has determined that the following directors, constituting nine of the Company’s ten directors, are each an “independent director” as such term is defined in NASDAQ’s listing standards: Messrs. Campbell, Flanagan, Graffam, Holmes, Jones, and Page and Mses. Bresnahan, Sawyer, and Stanley. Our Board also has determined that each member of the Audit Committee, the Compensation Committee, and the Governance Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the Securities and Exchange Commission, the Internal Revenue Service, and applicable committee charters.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the qualifications and independence of the Company’s independent accountants; and the performance of the Company’s internal audit function and independent accountants. The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and approves the selection and performance of the Internal Auditors and reviews and approves the Company’s internal audit plan. Annually the Audit Committee also reviews and updates the Committee charter; reviews and evaluates Committee performance; and participates in the preparation of the audit report in this Proxy Statement.

The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board of Directors has determined that Ms. Sawyer, CPA, qualifies as an “audit committee financial expert” as defined by the SEC rules. This Committee met eleven times during 2009. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to compensation of the Company’s directors and executives, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s CEO and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee.

Eleven meetings were held during 2009. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Mr. Graffam, in his role as Chairman of the Board of Advisors for the Waldron Group of Companies, as well as trustee and executive committee member of Maine Medical Center, advises those organizations on compensation matters. Ms. Stanley served as Chairman of the Trustees of Maine Coast Memorial Hospital, and in her role on the executive committee, had responsibilities for compensation matters. Mr. Graffam, as past Chairman of both Maine Employers Mutual Insurance Company and the Trustees of Maine Maritime Academy, and past director and member of the executive committee of Pen Bay Healthcare, and Mr. Jones, as past director and member of the executive committee of Pen Bay Healthcare, advised those organizations in a similar capacity. No other members of the Committee have advised other organizations on compensation matters as a member of another company’s board or committee.

Messrs. Graffam (Chair), Jones and Holmes and Mses. Bresnahan and Stanley served as members of the Compensation Committee. No member of the Compensation Committee was an officer, employee or former employee of the Company, or had any relationship with the Company requiring disclosure herein.

Capital Planning Committee

The Capital Planning Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. This Committee met three times during 2009.

Technology Committee

The Technology Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of technology efforts to meet current strategic needs as well as position itself to anticipate future requirements that are a result of organizational growth and technology innovations. This Committee met four times during 2009.

Corporate Governance Committee

The Corporate Governance Committee assists the Board of Directors by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board of Directors. The Corporate Governance Committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively.

The Corporate Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. To date, the Corporate Governance Committee has not engaged any third parties to assist in identifying candidates for the Board of Directors. In general, the Corporate Governance Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The Corporate Governance Committee has established minimum qualifications for recommended nominees that include evaluating nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience and their ability to represent and act on behalf of all shareholders, as well as the needs of the Board of Directors. In addition to any other standards the Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Corporate Governance Committee may consider the following factors when recommending that the Board select persons for nomination:

•	whether the nominee has direct experience in one of the following six areas: (1) accounting, (2) technology, (3) investment management/wealth management, (4) law/legal, (5) marketing, and (6) business management/business educator/CEO or in the financial services industry; and
•	although the Company does not have a diversity policy, the Corporate Governance Committee may consider whether the nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience and diversity in terms of gender, ethnicity and age.

The Corporate Governance Committee held three meetings during 2009. The Corporate Governance Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Leadership Structure and Risk Oversight

The leadership structure of the Company is guided by the Corporate Governance Committee. The Corporate Governance Committee nominates the Directors to serve, including any management directors. All directors of the Company are considered “independent” directors, except for the Chief Executive Officer of the Company who fills one of the current director seats. The Chairman of the Board is an independent director and always serves as the Chair of the Corporate Governance Committee. Management directors do not serve as Chairs of any of the Board’s Committees nor do they regularly participate in either the Corporate Governance or Compensation Committee meetings. Upon a Chief Executive Officer’s retirement from their management role, their director role is concurrently retired as well. The Corporate Governance Committee nominates the Chairman and Vice Chairman roles for election by the entire Board. The independent directors meet in executive session directly after board meetings periodically to ensure that there is adequate oversight of management and to ensure that there is ample time to assess the Company’s activities separate from management. The Corporate Governance Committee feels strongly that this leadership structure is prudent and provides sufficient segregation and independence.

The Corporate Governance Committee also oversees the risk management practices and oversight for the Company. The Corporate Governance Committee annually reviews the Company’s Risk Management Policy and Risk Assessment Process and then recommends to the Board for approval. It is the intent of the Company and its Board of Directors to ensure, through this Policy, which identifies our major areas of risk, and related policies, procedures and programs to manage those risks, that it has a sound, quality risk management program that identifies, measures, monitors, eliminates, mitigates and controls risk in the Company’s systems, processes, and people. Direct oversight and responsibility for the Company’s Risk Management Program is delegated to the Senior Vice President of Risk Management who is a member of executive management which reflects the Company’s commitment to risk management. The Senior Vice President of Risk Management reports to the President and Chief Executive Officer of the Company and provides reports and serves as management’s liaison to both the Corporate Governance Committee and Audit Committee. It is also expected that the Company’s Risk Management Program will allow for providing sufficient information to management and its Board of Directors to assist them in properly and adequately evaluating the Company’s compliance with the Risk Management Program.

There can be no assurance that the Board’s risk oversight structure has indentified and addressed every potentially material risk, and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potentially material financial and/or business losses despite the Board’s efforts to oversee risk.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that resulted in the board’s decision to appoint and nominate directors to our board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Corporate Governance Committee in evaluating a board candidate.

	A. Bresnahan	R. Campbell	G. Dufour	D. Flanagan	W. Graffam	J. Holmes	R. Jones	J. Page	R. Sawyer	K. Stanley
Diversity
Male		X	X	X	X	X	X	X
Female	X								X	X
Minority
Business Experience
General Business Acumen	X	X	X	X	X	X	X	X	X	X
Financial Services Industry Knowledge		X	X		X					X
Experience in Managing Growth			X	X	X	X		X	X	X
Experience in Organization Development			X	X	X	X	X	X	X	X
Executive Experience & Knowledge		X	X	X	X	X	X	X	X	X
Financial Service Experience		X	X		X
Audit, Compensation or Corporate Governance Experience		X			X		X		X	X
Regulatory Experience		X	X		X		X		X	X
Large Shareholder Relationship Experience		X	X		X		X
Well Connected to the Community	X		X	X	X	X	X	X	X	X
Professional Experience		X	X	X	X	X	X	X	X	X
Collegiality	X	X	X	X	X	X	X	X	X	X
Industry Experience
Accounting									X
Law					X		X
Merchandising				X		X				X
Insurance		X			X
Technology			X					X
Asset Management	X	X	X				X		X
Community Relations	X		X	X	X	X	X	X	X	X
Management		X	X	X	X	X	X	X	X	X

Board Evaluations

Each year, each committee completes a self assessment of the committee’s performance and reports this to the full Board. All nominees are peer evaluated as well as complete a self evaluation which is reviewed by the Corporate Governance Committee for consideration when recommending a slate of candidates to be nominated by the full Board. Finally, on a periodic basic, board members complete a confidential survey provided through Cass Bettinger and Associates, “Maximizing Board Effectiveness”, which solicits feedback from our directors with respect to the effectiveness of the Board.

Mandatory Director Retirement

The Company has a policy that requires directors to retire from the Board of Directors immediately upon reaching the age of 70.

Director/Executive Officer Stock Ownership Guidelines

The Company’s Bylaws require directors to beneficially own shares of stock of Camden National Corporation having a market value of $50,000 (“Qualifying Shares”). The Board of Directors may, in its discretion, permit a director to satisfy the Qualifying Shares requirement by agreeing to purchase within 90 days of such person’s election as a director at least 100 shares of stock of the Company and applying 100% of such person’s directors fees, after taxes, to purchasing the balance of the Qualifying Shares.

Stock ownership guidelines were established in January 2005 for named executive officers, and stock must be owned outright to count toward meeting this requirement. Based on these guidelines, Mr. Dufour must own three times his January 2009 annual base salary in Company stock by January 1, 2014, and six times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions other named executive officers must own one times annual base salary in Company stock after five years and two times annual base salary at ten years. Stock ownership guidelines for named executive officers are currently being reviewed by the Compensation Committee and adjustments could be made as a result.

Certain Business Relationships

No nominee for director, other continuing director or executive officer of the Company engaged in any transaction with the Company or any of its subsidiaries during fiscal year 2009, in which the amount involved exceeded or exceeds $120,000, other than the financial transactions described below in the “Indebtedness of Management” section.

Indebtedness of Management

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2009, the outstanding loans by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $9.5 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interest. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of the appropriate subsidiary bank. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

Shareholder Communication with the Board

Our shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing committees of the Board of Directors by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Code of Conduct and Ethics on our website located at www.camdennational.com.

REPORT OF THE AUDIT COMMITTEE

In accordance with the Audit Committee charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2009.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Section AU 380 of the Public Company Accounting Oversight Board’s (“PCAOB”) Interim Auditing Standards, Communications with Audit Committees, and related interpretations and rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent.

During 2009, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for 2009 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. Respectfully submitted by the members of the Audit Committee of the Board:

Robin A. Sawyer, CPA, Chairperson
Robert J. Campbell
David C. Flanagan
John W. Holmes

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

The following table shows, for the year ended December 31, 2009, information on compensation earned by or awarded to each non-employee director who served on the Company’s Board during 2009.

Name	Fees Earned or Paid in Cash by Company ($)	Fees Earned or Paid in Cash by Subsidiaries ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)	Total ($)
Ann W. Bresnahan	$17,525	$13,800	(2)	$—	$—	$—	$—	$—	$31,325
Robert J. Campbell	15,325	12,000	(3)	—	—	—	—	—	27,325
David C. Flanagan	17,975	3,600	(4)	—	—	—	—	—	21,575
Ward I. Graffam	21,075	12,000	(3)	—	—	—	—	—	33,075
John W. Holmes	20,300	3,600	(4)	—	—	—	—	—	23,900
Rendle A. Jones	26,600	21,000	(5)	—	—	—	—	—	47,600
James H. Page	19,100	—		—	—	—	—	—	19,100
Robin A. Sawyer	18,025	—		—	—	—	—	—	18,025
Karen W. Stanley	18,175	—		—	—	—	—	—	18,175

(1)	We maintain a Directors Deferred Compensation Plan. Under this Plan, deferred amounts are valued based on corresponding investments in certain investment funds which may be selected by the director. No Plan earnings are considered to be “above-market” or “preferential” and as such no amounts are reported in this column.
(2)	Fees of $2,800 received as a director of Camden National Bank, and $11,000 received as a director of Acadia Trust, N.A., both subsidiaries of the Company.
(3)	Fees received as a director of Acadia Trust, N.A., a subsidiary of the Company.
(4)	Fees received as a director of Camden National Bank, a subsidiary of the Company.
(5)	Fees of $9,000 received as a director of Camden National Bank, and $12,000 received as a director of Acadia Trust, N.A., both subsidiaries of the Company.

Retainer & Meeting Fees

Directors who are also employees do not receive any compensation for serving as directors or as members of committees. Directors who are not employees receive a $625 monthly retainer (chairpersons of the audit and compensation committees, $775), $600 for attendance at each regular meeting of the Board of Directors, and $325 for attendance at each meeting of a committee (audit committee, $500) of the Board of Directors. The Chairman of the compensation committee also receives $500 for attendance at each meeting of the committee. In addition, the Chairman of our Company’s Board of Directors receives an annual retainer of $7,500. No additional fees were paid for membership on committees or for attendance at board or committee meetings.

The Compensation Committee reviewed director compensation relative to the Company’s peer group and recommended to the Board that no changes be made to director compensation for 2010.

Directors Deferred Compensation Plan

The Company also maintains a Directors Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer and/or chair and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth (10th) anniversary of separation from service. Under the Directors Deferred Compensation Plan, deferred amounts are valued based on corresponding investments in certain investment funds (similar to those offered in our Company’s 401(k) Plan) which may be selected by the director. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee. Directors have the option to continue to use the phantom stock investment option (grandfathered investment option under the deferred compensation plan) for their December 31, 2006 balances; balances are adjusted quarterly based on the current market value of the Company’s stock price.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report, required by Item 402(b) of SEC Regulation S-K. Based on the review and discussion, the Compensation Committee recommended to the Board that the 2009 Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2009. Respectfully submitted by the members of the Board Compensation Committee:

Ward I. Graffam, Chairman
Ann W. Bresnahan
John W. Homes
Rendle A. Jones
Karen W. Stanley

COMPENSATION DISCUSSION AND ANALYSIS

Set forth below is a discussion of the Company’s compensation polices for 2009 and anticipated 2010 changes, applicable to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and three (3) other most highly paid executives. We refer to these five (5) executive positions as our Named Executive Officers (“NEOs”). This discussion is supported by the tables and narrative disclosures that follow.

2009 was a transitional year for the Company as Gregory A. Dufour started serving as our Company’s President and CEO, effective January 1, 2009 upon the planned retirement by Robert W. Daigle on December 31, 2008. During the first half of 2009, Mr. Daigle served as senior executive consultant to the Chairman of the Board of Directors and also served as senior advisor to the Company’s executive management team.

Compensation Philosophy and Objectives

The central principle of our compensation philosophy is that executive compensation should be aligned with long-term shareholder value and determined primarily by our Company’s performance. We designed our executive compensation programs to:

•	Provide competitive base salaries and short- and long-term incentives that align executives’ interests with our Company’s short- and long-term financial goals;
•	Drive performance and motivate our executives toward the goal of enhancing long-term shareholder value;
•	Balance cash and equity compensation with a focus on increasing an executive’s equity ownership over time;
•	Attract and retain highly-qualified executives needed to achieve our goals, and maintain a stable executive management group;
•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.

Decisions regarding executive compensation are evaluated in light of our Company’s past performance, local and regional job market available for each position, economic conditions in the State of Maine, and our Company’s short- and long-term business plans. Moreover, the Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Role of the Compensation Committee

The Compensation Committee of the Board oversees the design and administration of our executive compensation program. The Committee assists the Board in discharging the Board’s responsibilities relating to compensation of our directors and executive officers, and oversees our Company’s overall compensation and benefits programs. It also oversees preparation of executive compensation disclosures for inclusion in our Proxy Statement.

Role of Executives and Compensation Committee Deliberations

Carolyn C. Crosby, Vice President, Human Resources Director and June B. Parent, Senior Vice President, Retail Banking, served as management’s liaisons to our Committee. These individuals assist in the administration of executive compensation programs, prepare Committee and Board meeting materials, work with consultants engaged by the Committee, and perform work as requested, including the preparation of peer analyses, based on peer groups selected by the Committee. The President and Chief Executive Officer of the Company, Gregory A. Dufour, occasionally attends portions of our meetings at the invitation of the Committee’s Chairman, and makes recommendations on base salary, annual incentives, and equity compensation for executive officers who report to him.

Interaction with Consultants

The Committee utilizes the services of various consultants when deemed appropriate. The Company’s primary legal counsel for compensation-related matters, Goodwin Procter LLP, has assisted for a number of years by providing legal review of compensation plan documentation, as well as assistance on compensation-related regulatory filings. In 2009, the Committee engaged the services of Finley Davies in the development of change-in-control agreements for our executive officers. We have also used the services of several other firms and attorneys as necessary to ensure that all compensation plans and programs are properly administered, documented, and meet all legal and regulatory requirements.

Compensation Committee Activity and Key Initiatives During 2009

The Compensation Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position and to meet the goal of attracting, retaining, and motivating key executives. In 2009, the Compensation Committee met eleven times (11) and completed the following initiatives:

Overall Compensation for Executive Officers — The Compensation Committee reviewed the compensation philosophy and structure, as well as the compensation peer group for the Company.

Approval of 2009 Long-Term Performance Share Plan — The Compensation Committee reviewed and modified the key metrics for the Long-Term Performance Share Plan (or Long-Term Incentive Plan, “LTIP”) for the 2009 – 2011 Performance Period.

Review of Executive Incentive Plan (“EIP”) — The Compensation Committee reviewed the payout levels and the Bank-wide performance against performance measures for 2008 and 2009. The Compensation Committee accepted management’s recommendation to make no payment under this plan for 2008. The Compensation Committee recommended to the Board an award incentive under the 2009 EIP to executive officers at the 96% performance level. The Committee also reviewed and approved the EIP goals for 2009.

Review of Incentive Payouts and Stock Option Awards — The Compensation Committee reviewed management’s recommendation and approved employee incentive plans and payouts, and stock options awards. The Compensation Committee approved executive officers’ stock and stock option awards.

Updates to Agreements for Key Executive Officers — The Compensation Committee worked with Findley Davies to develop new change in control agreements for executive officers. In 2009, the Company entered into change in control agreements with each named executive officer. These agreements are described in further detail under the “Change in Control Agreements” on page 43.

Revised Acadia Financial Consultant (“AFC”) Incentive Plan — The Compensation Committee reviewed management’s recommendation and approved a revised AFC incentive plan that better aligns with industry standards by consistently rewarding high producers for exceeding production goals.

Approved Acadia Trust Incentive Plan (“AT”) — The Compensation Committee reviewed and approved management’s recommendation for a new AT incentive plan design with specific criteria to meet net income targets, grow the business, and achieve personal performance goals.

Board Fees — The Compensation Committee reviewed director compensation and total governance cost compared to peer group. The Compensation Committee made no changes to director’s fees for the Company however effective April 1, 2009, the retainer and meeting fees paid to Camden National Bank directors who are also Company directors were eliminated.

401(k) Plan — The Compensation Committee accepted management’s recommendations on the Company match in the Camden National Corporation Retirement Savings 401(k) Plan (the “401(k) Plan”). The Committee reviewed audit reports regarding the 401(k) Plan; and performed due diligence on the 401(k) Plan, as well as reviewed and approved amendments to the 401(k) Plan.

Selected Compensation Consultant — The Compensation Committee conducted a formal search for a compensation consultant and engaged Amalfi Consulting, LLC in 2010 to provide guidance in several critical areas such as impact of regulation on compensation practices, benchmarking and best practice analysis, director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, and trends and changes.

Risk Review — The Compensation Committee, with the assistance of its independent compensation consultant, reviewed the Company’s executive employee compensation policies and practices to determine whether such policies and practices, or any elements thereof, encourage excessive risk taking.

Committee Charter and Performance Review — The Compensation Committee reviewed and updated the Committee’s charter as well as evaluated Committee performance.

Peer Group and Benchmarks

We have found that the use of appropriate benchmarks for compensation analyses is an effective method for evaluating executive compensation. Accordingly, each year the Committee reviews peer group comparison reports that include base salaries and total cash compensation (including base salaries and annual incentive compensation).

The following peer group was created in 2007. The financial performance and compensation peer group is made up of: 1) Maine-based publicly-traded financial institutions; 2) New England-based publicly-traded institutions with assets between $1 billion and $3 billion; and 3) publicly-traded financial institutions from other states based on comparable economic environments, including Oregon and Iowa, with assets between $1 billion and $3 billion. The peers selected share similarities in size, efficiency ratio, return on assets, and return on equity. We feel that this peer group meets the goal of comparing executive and director compensation with comparable institutions whose managers and directors are overseeing and managing similarly-sized balance sheets and constituencies.

				At or for the Period Ended December 31, 2008
	Company Name	Ticker	State	Total Assets ($000)	Return on Average Assets (%)	Return on Average Equity (%)	Efficiency Ratio (%)
1	Heartland Financial	HTLF	IA	3,630,268	0.33%	4.74%	68.46%
2	Independent Bank Corp.	INDB	MA	3,628,469	0.73%	8.20%	65.20%
3	Washington Trust Bancorp, Inc.	WASH	RI	2,965,466	0.82%	11.12%	63.14%
4	Berkshire Hills Bancorp	BHLB	MA	2,666,729	0.87%	6.47%	62.01%
5	Brookline Bancorp, Inc.	BRKL	MA	2,613,005	0.53%	2.63%	51.98%
6	West Coast Bancorp	WCBO	OR	2,516,140	-0.25%	-3.06%	69.79%
7	Cascade Bancorp	CACB	OR	2,278,307	-5.58%	-47.90%	51.05%
8	Century Bancorp, Inc.	CNBKA	MA	1,801,566	0.54%	7.43%	70.42%
9	Hills Bancorporation	HBIA	IA	1,780,793	0.83%	10.42%	52.82%
10	West Bancorporation, Inc.	WTBA	IA	1,554,276	0.56%	6.47%	38.24%
11	Bancorp Rhode Island	BARI	RI	1,528,178	0.62%	7.85%	67.32%
12	PremierWest Bancorp	PRWT	OR	1,475,954	-0.52%	-4.05%	65.77%
13	First Bancorp, Inc.	FNLC	ME	1,325,744	1.10%	12.05%	45.67%
14	National Bancshares, Inc.	NABA	IA	1,239,918	0.56%	5.49%	70.30%
15	Columbia Bancorp	CBBO	OR	1,122,294	-2.42%	-27.35%	76.11%
16	Bar Harbor Bankshares	BHB	ME	972,288	0.83%	11.87%	59.08%
17	Northeast Bancorp	NBN	ME	598,274	0.33%	4.63%	84.00%
	Average			1,982,216	-0.01%	1.00%	62.43%
	25th Percentile			1,325,744	0.33%	2.63%	52.82%
	50th Percentile			1,780,793	0.56%	6.47%	65.20%
	75th Percentile			2,613,005	0.82%	8.20%	69.79%
	Camden National Corporation	CAC	ME	2,341,496	0.67%	9.15%	52.44%
Percentile Rank of the Company to the Peer Group				64%	65%	78%	22%

Compensation information was collected from the proxy filings and compiled by management for review by the Committee. In early 2010, the Compensation Committee will be reevaluating the peer group with the assistance of Amalfi Consulting.

The Committee’s competitive pay objective for executive compensation is to pay at or near the 50th percentile of the peer group on base salaries, as we believe this level is necessary to attract and retain the executive talent needed to fulfill the Company’s strategic objectives. This pay range was also selected as being representative of compensation levels that are more equivalent to our markets and to our competitors. Upon the completion of the peer group analysis conducted in 2008, the Committee approved base salary increases accordingly for all named executive officers, effective January 1, 2009. The Committee utilized the peer group analysis conducted in 2009 combined with internal review to determine base salaries for 2010. In addition, the Compensation Committee has engaged Amalfi Consulting, LLC to provide guidance in several critical areas such as impact of regulation on compensation practices, benchmarking and best practice analysis, director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, and trends and changes.

Elements of Compensation

In 2009 the compensation for the named executive officers comprised the following elements, each of which are discussed below:

Element	Description	Primary Objectives
Base salary	Fixed cash payment reflecting executive’s responsibilities, performance and expertise	• Provide basic level of compensation
• Recruit and retain executives
Executive Incentive Plan (“EIP”)	Annual cash incentive which is contingent on achievement of Company and individual performance goals related to the current fiscal year	• Encourage and reward individual and overall Company performance relative to our current plans and objectives
Long-term equity incentives	Long-Term Performance Shares (“LTIP”). Executives can earn a number of shares (from zero to 200% of the target award) based upon our achievement of performance objectives over a three-year performance period	• Align the interests of executives with shareholders
• Promote achievement of longer-term financial and strategic objectives
	Management Stock Purchase Plan (“MSPP”). Executives and officers at the level of Vice President receive restricted shares in lieu of annual incentive at a discount. Vest over two years	• Retention
• Promote stock ownership
	Restricted stock awards. Executives awarded restricted stock. Typically vest over three years	• Retention
• Promote stock ownership
	Stock options. Executives and officers at the level of Vice President awarded options to purchase shares of common stock at fixed prices. Typically vest over five years	• Retention
• Promote stock ownership
Retirement and other benefits	Deferred compensation, retirement plans, retiree medical and life insurance programs and other benefits	• Retention
• Competitiveness
• Financial security
Change in control agreements	Severance benefits in the event of a termination of employment in connection with a change in control	• Retention
• Competitiveness

Base Salaries

Base salaries are an essential recruitment and retention tool and balance the need to attract and retain talented executives with the cost to our Company and the impact on shareholder value. Base salaries are set at a level that is competitive and appropriate for the market, but conservative to allow for significant performance-based compensation in addition to base salary. Base salaries, which are based on an executive’s expected performance against specific job criteria for the current period, are viewed in the context of “total compensation.” The Company’s financial performance as well as market conditions impact decisions on base salaries for named executive officers. Non-cash fringe benefits (e.g., insurances, 401(k) plan benefits) should also be in a competitive range so that both cash and non-cash elements allow us to attract and retain top quality executives. We meet these objectives by offering competitive base salaries with periodic adjustments and a comprehensive employee benefit package, in addition to the other elements of executive compensation described herein.

Compensation of the Chief Executive Officer and Named Executive Officers — The CEO’s base salary is reviewed annually by the Committee in light of: a) the overall performance of our Company; b) performance against the written goals and objectives; and c) a comparison to the compensation of chief executive officers in other similar companies of comparable size and performance characteristics.

In connection with Mr. Dufour’s appointment as CEO, the Committee performed this analysis with respect to Mr. Dufour’s base salary. Based on this review and Mr. Dufour’s new responsibilities in 2009, Mr. Dufour’s base salary was increased to $275,000 in 2009 and he received a $50,000 cash payment. Mr. Dufour’s base salary will be $300,000 in 2010 as a result of achievement of both Company specific goals and individual performance goals, base salary comparison to peer group and the completion of one year as CEO.

Name	Position	Base Salary 1/6/08	Base Salary 1/1/09	% Increase 2009 Over 2008	Base Salary 3/1/10	% Increase 2010 Over 2009
Gregory Dufour	President & CEO	$240,000	$275,000	14.6%	$300,000	9.1%

All other named executive officers’ base salaries are reviewed annually by the CEO in light of a) the overall performance of our Company, b) performance against the written goals and objectives, c) increase in areas of responsibility and d) a comparison to the compensation of comparable executive officers in other similar companies of comparable size and performance characteristics. Based on individual performance reviews and peer group comparisons, the following increases were made to base salary for each executive officer.

Name	Position	Base Salary 1/6/08	Base Salary 1/1/09	% Increase 2009 Over 2008	Base Salary 3/1/10(1)	% Increase 2010 Over 2009
Deborah Jordan	SVP & CFO	$—	$175,000	—	$200,000	14.3	%(2)
Joanne Campbell	SVP Risk Management	125,000	150,000	20.0%	158,000	5.3%
Peter Greene	SVP Operations	125,000	150,000	20.0%	158,000	5.3%
Timothy Nightingale	SVP Senior Loan Officer	155,000	165,000	6.5%	193,000	17.0	%(3)

(1)	Includes a $3,000 adjustment in base salary for the discontinuation of financial planning benefits previously provided to executive officers.
(2)	Ms. Jordan assumed responsibilities for the Company’s strategic planning and market research areas in 2009.
(3)	Mr. Nightingale assumed responsibilities for the Company’s loan processing operations division in 2009.

Annual Cash Incentives

We use the Executive Incentive Plan (“EIP”) to motivate executives to reach or exceed the annual fiscal targets set in strategic and operating plans, as well as their individual performance goals. Named executive officers as well as others selected by the Compensation Committee and approved by the Board were eligible to participate in 2009. We believe this Plan achieves its objective of motivating and then rewarding short-term achievement of goals, and is an effective recruitment and retention tool for top executives.

The annual EIP for executive officers and other selected members of management is tied specifically to the Company’s budget. Annual budgets are prepared by management and approved by the Board of Directors. In establishing the annual budget goals for the year, factors include current operating environment (economic, interest rate, regulatory and local) as well as the Company’s strategic plan initiatives. Key financial ratios (return on assets, return on equity, earnings growth, asset quality and capital ratios) are measured against prior year performance, peer group and shareholder expectation. Potential awards are earned relative to performance to budget for that year based on budgeted net income before taxes (“NIBT”). The following table represents the 2009 annual incentive opportunity based on NIBT.

Annual Incentive Plan: 2009 Opportunity
	Incentives as % of Base Salary
NIBT	Gregory Dufour	All Other NEO
96%	8%	6%
97%	16%	12%
98%	24%	18%
99%	32%	24%
100%	40%	30%
101%	44%	33%
102%	48%	36%
103%	52%	39%
104%	56%	42%
105%	60%	45%
106%	64%	48%
107%	68%	51%
108%	72%	54%
109%	76%	57%
110%	80%	60%

Each named executive officer has a targeted incentive percentage based on the position he or she holds, and that position’s impact on the overall results of our Company. These targeted percentages are reviewed annually by the Committee and may be adjusted. Each participant in this Plan must have “satisfactory” or better performance against goals established for the year in order to be eligible for an incentive payout. Each participant’s recommended payout is based 60% (fixed) on our Company’s financial results as compared to budget, and 40% (discretionary) on each participant’s attainment of specific, written goals. The Committee approves all payouts under the EIP and reports the same to the Board.

During 2009, there were 12 participants in this Plan, including the named executive officers. Discussion relative to the Company’s performance, as well as performance against individual goals, takes place quarterly between each executive and his or her manager, and between the chief executive officer and the Board. Communication at these regular intervals ensures that executives are aware of their current levels of performance and are motivated to meet established goals.

The financial performance target against budget under the 2009 Executive Incentive Plan was not attained. The Compensation Committee determined that the targeted NIBT of $35.8 million was not met primarily as a result of increased loan loss provision and loan/foreclosed asset expenses combined with increased FDIC deposit insurance costs. The Compensation Committee determined that the increased FDIC deposit insurance cost was beyond management’s control and primarily due to the unanticipated special one-time assessment imposed on all banks in June 2009. The NIBT budget was adjusted to reflect higher FDIC costs thus resulting in actual NIBT reaching the 96% NIBT performance level. In February 2010 the Board accepted the recommendation of the Compensation Committee to award incentives under the EIP to executive officers in the amounts set forth below.

		Annual Incentive Plan
Name	Position	2008	2009
Gregory Dufour	President & CEO	$—	$22,000
Deborah Jordan	SVP & CFO	—	10,500
Joanne Campbell	SVP Risk Management	—	9,000
Peter Greene	SVP Operations	—	9,000
Timothy Nightingale	SVP Senior Loan Officer	—	9,900

Long-Term Incentives

One objective of the executive compensation program is to increase executives’ equity ownership in our Company, which more closely aligns executive and shareholder interests by strengthening the executive’s personal investment in the success of our Company. To meet this objective, the Committee has utilized a long-term performance share plan, management stock purchase plan, restricted stock awards, and stock options. These programs reward executives with equity compensation, which more closely aligns the value ultimately received by named executive officers with the value created for other shareholders. The shares and options awarded generally have vesting schedules, enhancing our ability to retain these officers, and annual or ongoing grants or purchases ensure the continuation of this value as options are exercised and shares vest.

Long-Term Performance Share Plan (or Long-Term Incentive Plan “LTIP”) — The LTIP, which was implemented January 1, 2005 under the 2003 Stock Option and Incentive Plan, is administered by the Committee and intended to create a long-term incentive for the named executive officers, so that long-term interests of the Company are not compromised for short-term results. Awards made under the LTIP will be used to achieve the twin goals of: (1) aligning executive incentive compensation with future increases in shareholder value; and (2) using equity compensation as a tool to retain key employees.

Each long-term performance period is for three consecutive fiscal years, beginning on January 1 of the first year and ending December 31 of the third year. Awards are based upon the attainment of certain performance targets on specific performance measures selected by the Committee and approved by the Board. In considering performance measures for the various performance periods, we discussed how various financial measures would motivate the participants in the LTIP to maximize the return to the shareholder. While the ultimate goal is to positively impact tangible book value and return on average equity, members of the Committee felt that focusing the executives on growing the Company’s revenue would best achieve these goals. After reviewing and analyzing various models and projections, and after significant discussion, we selected revenue growth as the key performance measure and, combined with an efficiency ratio cap, as the most appropriate long-term measurements in light of the Company’s strategic objectives and the related impact to shareholder value.

Target levels for each performance measure are set by the Committee for each long-term performance period, and are recommended by the Committee to the Board for approval. They are set in such a way as to ensure that the expense associated with the potential executive awards is an appropriate percentage of the resulting shareholder benefit. A performance matrix was developed from the target levels and includes threshold, above threshold, target, above target, and superior levels for one measure, revenue growth, and a maximum level for the second measure, efficiency ratio.

Each named executive officer has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the long-term performance period. At the end of each long-term performance period, if both performance measures are met, then each participant shall receive an award in accordance with the matrix, paid in Company shares. The conversion of dollar amounts into shares will be based on the market value of a share on the first day of the relevant long-term performance period. The table below details the award opportunity under the LTIPs.

	LTIP Payout Levels as % of Salary at Beginning of Performance Period
	Threshold	Above Threshold	Target	Above Target	Superior

2007 – 2009 Plan
Gregory Dufour, President & CEO	6.25%	12.50%	25.00%	32.50%	50.00%
2008 – 2010 Plan
Gregory Dufour, President & CEO	6.25%	12.50%	25.00%	32.50%	50.00%
Joanne Campbell, SVP Risk Management	6.25%	12.50%	25.00%	32.50%	50.00%
Peter Greene, SVP Operations	6.25%	12.50%	25.00%	32.50%	50.00%
Timothy Nightingale, SVP Senior Loan Officer	6.25%	12.50%	25.00%	32.50%	50.00%
2009 – 2011 Plan
Gregory Dufour, President & CEO	10.00%	20.00%	40.00%	52.00%	80.00%
Deborah Jordan, SVP & CFO	6.25%	12.50%	25.00%	32.50%	50.00%
Joanne Campbell, SVP Risk Management	6.25%	12.50%	25.00%	32.50%	50.00%
Peter Greene, SVP Operations	6.25%	12.50%	25.00%	32.50%	50.00%
Timothy Nightingale, SVP Senior Loan Officer	6.25%	12.50%	25.00%	32.50%	50.00%

2007 – 2009 Performance Period — In selecting performance measures for the 2007 – 2009 performance period, the Committee selected the key metric of revenue growth for the three year period combined with an efficiency ratio cap. The long-term performance period of January 1, 2007 to December 31, 2009 has been concluded and the Compensation Committee has determined that the compound annual growth rate of the Company’s revenues for the three year period of 11.99% exceeds the “superior level” growth rate of 6.67% and the average efficiency ratio of 53.13% was below the maximum level of 55% for this performance period. In February 2010 the Board accepted the recommendation of the Compensation Committee to award performance shares under the LTIP to executive officers in the amounts set forth below. The performance shares earned but not distributed until 2010 are set forth in the table “Outstanding Equity Awards at Fiscal Year-End Table”.

Name	Position	2007 – 2009 LTIP Payout Performance Shares
Gregory Dufour	President & CEO	2,074

2008 – 2010 Performance Period — In selecting performance measures for the 2008 – 2010 performance period, the Committee selected the key metric of revenue growth for the three year period compared to a peer group of 15 banks combined with an efficiency ratio cap. Based on actual performance through December 31, 2009 (two years of the three year period), the Company’s revenue growth rate of 5.20% compared to the peer group rate of 1.60% is currently at the “superior level” and the average efficiency ratio of 53.34% remains below the maximum level of 55%. Accordingly, compensation expense of $389,679 related to the 2008 – 2010 LTIP is reflected in the Company’s financial statements for the year ended December 31, 2009, based on expected payouts attributable to performance to date.

2009 – 2011 Performance Period — In selecting performance measures for the 2009 – 2011 performance period, the Committee selected the key metric of revenue growth ranking among a national peer group (bank holding companies with total assets of $1 to $3 billon) combined with an efficiency ratio cap. Based on actual performance through December 31, 2009 (year one of the three year period), the Company’s revenue growth ranking is in the 61st percentile of the national peer group. This ranking exceeds the “superior level”; however, management believes the average efficiency ratio may exceed the maximum level of 55% over the three year period. The current calculation of awards for the three year period of 2009 – 2011 therefore assumes the performance measures are not met and no related expense has been recognized.

Management Stock Purchase Plan (“MSPP”) — The MSPP, available to all employees at the level of Vice President and above, is an equity incentive compensation plan designed to provide an opportunity for participants to receive restricted shares of our Company’s common stock in lieu of a portion of their annual bonus payments. Participants may elect to participate on a voluntary basis at either 10% or 20% of annual bonuses. The Compensation Committee may require executive officers to participate in the Plan. Restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and fully vest two years after the grant date if the participant remains employed at the Company for such period. If a participant terminates employment for reasons other than retirement prior to the vesting date, she or he is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of the termination. As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool. On March 9, 2009, Ms. Jordan deferred 20% of her bonus resulting in 867 shares purchased under the MSPP at the price of $10.37.

Restricted Stock Awards — A component of compensation, which serves as a retention tool, as well as increasing executive equity ownership in our Company, is the award of restricted stock. These awards have a 3-year vesting schedule, with one third vesting each year. All awards are approved by the Board of Directors. In connection with Mr. Dufour’s appointment as CEO and efforts to increase his equity ownership, the Company granted restricted stock to Mr. Dufour in February 2009 as set forth below and in the table “Outstanding Equity Awards at Fiscal Year-End.”

		2009 Restricted Stock Awards
Name	Position	Number of Shares	Vesting Period
Gregory Dufour	President & CEO	2,000	3 Years

Stock Options — An additional component of equity compensation for named executive officers, and other officers at the level of Vice President and above, is the award of options to purchase shares of common stock at fixed prices, as allowed under the 2003 Stock Option and Incentive Plan. Individual option grants vest in equal installments over a five-year period and have a ten-year life. This Plan is tied to our Company’s performance and aligned with shareholder interests, in that the options only have value if the market value of common stock increases. Our Board of Directors approved each grant, listed below, and the exercise price was set at the closing market price on the day of the grant date. Stock option awards enable us to attract talented executives and tie their interests to the Company’s goals and objectives. In February 2009 the Company granted stock options as set forth below and in the table “Outstanding Equity Awards at Fiscal Year-End.”

		2009 Incentive Stock Option Grants
Name	Position	Grant Date	Number of Options	Exercise Price	Vesting Period
Gregory Dufour	President & CEO	2/24/09	10,000	$24.46	20% each year
Joanne Campbell	SVP Risk Management	2/24/09	2,500	$24.46	20% each year
Peter Greene	SVP Operations	2/24/09	2,500	$24.46	20% each year
Timothy Nightingale	SVP Senior Loan Officer	2/24/09	2,500	$24.46	20% each year

Retirement and Other Benefits

We offer a qualified deferred compensation plan and a nonqualified deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees because they enhance the range of benefits we offer to them. We make discretionary matching contributions to both plans to encourage employees to save money for their retirement.

Camden National Corporation 401(k) Plan and Profit Sharing Contributions — All our employees, including our named executive officers, are eligible to participate in our qualified deferred compensation plan, the Camden National Corporation 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. The Company currently makes matching contributions of up to 4% of eligible compensation, and additional profit sharing contributions (both at the discretion of the Board of Directors). For 2009, the profit sharing contribution was 3% of employee’s eligible compensation. Employee deferrals and matching contributions are immediately vested. Profit sharing contributions have a graduated 6-year vesting schedule and once a participant has six years of service, contributions are totally vested.

Executive Deferred Compensation Plan — We maintain a non-qualified deferred compensation plan, the Executive Deferred Compensation Plan (“EDCP”), under which certain eligible employees who have otherwise exceeded annual Internal Revenue Service (“IRS”) limitations for elective deferrals can continue to contribute to their retirement savings. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The Plan allows for Employer Discretionary Contributions, with the intent to make contributions equal to what the executive could have earned in the 401(k) match and profit sharing on the amounts deferred, up to IRS limits. The Company allows participants to direct the investment of funds deferred and the investment choices are similar to those available in the 401(k) Plan. Offering the EDCP is a cost effective way to provide another incentive for executives to stay with the Company long term. In 2009 no named executive officer elected to defer amounts under the Executive Deferred Compensation Plan.

Retiree Medical and Life Insurance — To help alleviate the concern about the cost of medical insurance at retirement, full time employees who retire with twenty or more years of continuous service, and have reached at least age 55, are eligible to participate in our medical insurance program and receive $250.65 per month toward individual coverage, as well as $10,000 of life insurance coverage (which is reduced to $5,000 at age 70). Employees who retire with at least ten years or more of continuous service and have reached at least age 55 may continue to utilize our group medical plan at their cost. When an employee reaches age 65, the coverage automatically changes to a Medicare supplemental plan.

Supplemental Executive Retirement Plan and Defined Contribution Retirement Plan  — The Committee recognizes the importance of financial security to its executive officers upon retirement. The plans and programs in place help ensure that they are focused on the Company’s financial well-being. Income replacement at retirement is largely dependent on participation in the 401(k) Plan and the Executive Deferred Compensation Plan and the performance of those programs. It may be augmented with participation in the Supplemental Executive Retirement Plan and/or participation in the Defined Contribution Retirement Plan as described below.

We provide nonqualified, noncontributory, defined-benefit Supplemental Executive Retirement Plans (“SERPs”), for certain highly compensated officers. Ms. Campbell, Mr. Dufour, and Mr. Greene all have SERP agreements. They are designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. With a SERP in place, participants should be able to replace 65 – 75% of their final average compensation. Page 42 provides detailed discussion of the SERP benefits provided to named executive officers.

In 2007, the Committee elected to design a new executive compensation program that would replace the SERP for new executives in an effort to create a retirement plan that would better attract, retain and reward certain members of senior management and manage company costs. The Defined Contribution Retirement Plan (“DCRP”), an unfunded deferred compensation plan that became effective January 1, 2008, is for the benefit of a select group of senior management employees of the Company. Annually, on or about March 15, 10% of each participant’s annual base salary and cash incentives for the prior year will be “credited” to an account administered by the Company, and credited in “Deferred Stock Units” based on the price of our Company stock on the day of the award. Vesting occurs ratably from the date of participation in the Plan to the participant’s age 65. Upon retirement or termination, the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. Timothy Nightingale, SVP Senior Loan Officer, became a participant in this Plan January 1, 2008, Deborah Jordan, SVP & Chief Financial Officer, became a participant in the DCRP as of January 1, 2009, and June Parent, SVP Retail Banking Officer, became a participant on January 1, 2010.

Other Compensation and Benefits

The Chief Executive Officer is provided a Company vehicle to use for business purposes, due to the business travel expectations of the position, as well as the importance of his visibility. In 2009, executives were eligible to receive up to $3,000 per calendar year for financial planning purposes. The total amounts of these items are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Stock Ownership Guidelines

Stock ownership guidelines were established in January 2005 for named executive officers. The guidelines are discussed in more detail under the prior section entitled “CORPORATE GOVERNANCE AND BOARD MATTERS — Director/Executive Officer Stock Ownership Guidelines”. These guidelines have been established to more closely align NEOs’ interest with shareholders as well as for retention purposes. The ownership multiples vary based on the level of the position within the Company.

Employment and Change in Control Agreements

The Company does not currently have any employment agreements. On April 14, 2009, all executive officers executed change in control agreements with the Company, which prescribe certain severance benefits to be provided to the executives in the event of a change in control. The terms of these agreements were determined based on a review of peer benefit practices and the multiple of pay is based on the level of the position within the Company.

Additional details regarding the change in control agreements can be found in the narrative following the Option Exercises and Stock Vested table, and amounts that may be due to the NEO under these agreements are described and quantified in “Potential Payments Upon Termination or Change in Control”.

Tax and Accounting Considerations

We consider tax and accounting implications in designing our compensation programs. Under current share-based payment accounting rules, we must expense the grant-date fair value of share-based grants such as restricted stock and performance shares settled in our stock. The grant-date fair value is expensed over the service period or vesting period of the grant. Section 162(m) of the Internal Revenue Code generally places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and other executive officers whose compensation is required to be reported in the summary compensation table (other than the principal financial officer), except for performance-based compensation that otherwise meets the requirements of Section 162(m).

Conclusion

Our compensation structure reflects our commitment to link pay to performance, protect shareholder interests, and provide market-based compensation that will attract and retain highly talented executives critical to our success. The structure emphasizes at-risk incentive awards that vary with our financial results, and the award criteria are based on achieving our strategic plan. The Compensation Committee evaluates our compensation program and its related components on an ongoing basis and makes adjustments to our compensation structure, consistent with our compensation philosophy and objectives, as the Committee determines to be appropriate to maintain the Company’s competitive position. The Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a comprehensive, carefully designed compensation structure which drives long-term shareholder value.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation earned in the last three fiscal years by our principal executive officer, principal financial officer, and the three other most highly compensated executive officers (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)		Total ($)
Gregory A. Dufour President and Chief Executive Officer	2009	$275,000		$50,000	(2)	$76,395	$66,199	$22,000	$123,000	$23,618		$636,212
	2008	238,846		—		22,029	—	—	—	19,129		280,004
	2007	190,000		38,600	(2)	68,873	—	11,400	—	18,228		327,101
Deborah A. Jordan Chief Financial Officer	2009	175,000		—		25,306	—	10,500	—	26,494	(9)	237,300
	2008	53,846		45,000	(3)	—	47,830	—	—	17,914	(9)	164,590

Joanne T. Campbell SVP Risk Management	2009	149,231		—		9,362	16,550	9,000	66,000	12,367		262,510
	2008	124,585	(1)	—		11,314	—	—	27,000	10,066		172,965

Peter F. Greene SVP Operations	2009	149,231		—		9,362	16,550	9,000	17,000	10,731		211,874
	2008	124,610		—		7,798	—	—	23,000	288,369	(10)	443,777
Timothy P. Nightingale SVP Senior Loan Officer	2009	165,000		—		25,742	16,550	9,900	—	11,803		228,995

(1)	This amount includes $13,708 that was deferred to the Executive Deferred Compensation Plan.
(2)	Cash award for 2009 in connection with Mr. Dufour’s appointment as CEO and cash award for 2007 based on outstanding contributions relative to the due diligence and integration of Union Bankshares Company.
(3)	This amount reflects the minimum 2008 bonus commitment per hiring agreement.
(4)	The following table describes each component of the “Stock Awards” column in the Summary Compensation Table for 2009:

	Stock Awards
Name	LTIP	MSPP	Restricted	DCRP	Total
Gregory Dufour	$27,475	$—	$48,920	$—	$76,395
Deborah Jordan	10,926	4,497	—	9,883	25,306
Joanne Campbell	9,362	—	—	—	9,362
Peter Greene	9,362	—	—	—	9,362
Timothy Nightingale	10,290	—	—	15,452	25,742

The values reflected in the LTIP column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares have not necessarily been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the threshold level of performance. The potential maximum payout for the 2009-2011 performance period at the superior performance level for each named executive officer amounts to: $220,000 for Mr. Dufour, $87,500 for Ms. Jordan, $75,000 for Ms. Campbell and Mr. Greene and $82,500 for Mr. Nightingale. Assumptions used in the calculations of these amounts are included in Note 15 to the Company’s audited financial statements for the fiscal years ended December 31, 2009, 2008 and 2007, included in the Company’s Annual Report on Form 10-K.

(5)	The amounts shown represent the fair value of stock option awards issued during the year(s) shown. Assumptions used in the calculations of these amounts are included in Note 15 to the Company’s audited financial statements for the fiscal years ended December 31, 2009, 2008 and 2007, included in the Company’s Annual Report on Form 10-K.
(6)	We paid these amounts in 2010 pursuant to the terms of our 2009 Executive Incentive Plan. See “Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under this plan.
(7)	The amounts in this column reflect the changes in value of the Company’s nonqualified, noncontributory, defined-benefit supplemental executive retirement plan. Changes in pension values for 2007 and 2008 were negative for Mr. Dufour in the amounts of $46,300 and $40,700, respectively, due to changes in actuarial assumptions related to projected compensation.
(8)	The amounts in this column and detailed below include (i) 401(k) matching contributions by the Company, (ii) a 3% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) the Company’s discretionary contributions to the EDCP, (iv) dividend value on stock awards not factored into the grant date fair value, (v) relocation expenses, (vi) vehicle personal use benefit value, (vii) personal financial planning benefit value, and (viii) change in control payments. No named executive officer received preferential or above-market earnings on deferred compensation.

	All Other Compensation
Name	401(k)	Profit Sharing	Dividend	Relocation	Vehicle	Financial Planning	Total
Gregory Dufour	$9,800	$7,350	$2,513	$—	$1,880	$2,075	$23,618
Deborah Jordan	6,858	6,961	650	12,025	—	—	26,494
Joanne Campbell	6,034	4,477	245	—	—	1,611	12,367
Peter Greene	5,969	4,477	—	—	—	285	10,731
Timothy Nightingale	6,523	4,950	330	—	—	—	11,803
(9)	This amount includes relocation expenses of $12,025 in 2009 and $13,995 in 2008.
(10)	This amount includes $279,376 for a change in control payment received as a result of Union Bankshares Company being acquired in 2008 by the Company.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Executive Deferred Compensation Plan allows participants to defer up to 100% of salary and/or annual incentive bonus, after payment of FICA/Medicare taxes. In 2009 no named executive officer elected to defer amounts under the Executive Deferred Compensation Plan.

Deferred amounts under the Executive Deferred Compensation Plan are subject to adjustment for appreciation or depreciation in value based on hypothetical measurement funds in one or more of the available measurement funds chosen by the participant. These measurement funds are similar to the investment options available in our 401(k) Plan. The Company’s obligations with respect to the deferred amounts under the Executive Deferred Compensation Plan are payable from its general assets. The assets are at all times subject to the claims of the Company’s general creditors.

The following table summarizes the nonqualified deferred compensation for each of the executive officers named in the Summary Compensation Table during 2009.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Gregory A. Dufour	$—	$—	$—	$—	$—
Deborah A. Jordan	—	—	—	—	—
Joanne T. Campbell	—	—	11,299	—	55,982	(2)
Peter F. Greene	—	—	—	—	—
Timothy P. Nightingale	—	—	—	—	—

(1)	The table below shows the funds available for utilization under the EDCP and their annual rate of return for the calendar year ended December 31, 2009, as reported by the administrator of the plan.

Investment Option	2009 Rate of Return
Artisan International Fund	39.78%
Dodge & Cox Int’l Stock Fund	47.46%
Vanguard Life Strategy Growth Fund	25.00%
Vanguard 500 Index Signal	26.61%
Fidelity Contra Fund	29.23%
Mutual Beacon Fund	29.81%
Dodge & Cox Stock Fund	31.27%
Fidelity Low Priced Stock Fund	39.08%
Brandywine Fund	8.62%
T. Rowe Price New Horizon Fund	43.87%
Royce Total Return Fund	26.22%
Vanguard Wellesley Income-Admiral	16.14%
Vanguard Life Strategy Income Fund	12.08%
Vanguard Life Strategy Conservative Growth Fund	17.06%
Vanguard Life Strategy Moderate Growth Fund	20.33%
Vanguard Total Bond Market Index Signal	6.04%
Vanguard Short-Term Bond Signal	4.38%
Camden National Bank Money Market	0.66%
(2)	Starting balance was $44,683 and was included in prior year disclosures.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes stock grants made during 2009 to executive officers named in the Summary Compensation Table.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory Dufour	EIP	n/a	$22,000	$110,000	$220,000	—	—	—	—		—		$—
	LTIP	n/a	—	—	—	1,036	4,147	8,295	—		—		—
	Options	2/24/09	—	—	—	—	—	—	—		10,000	(5)	24.46
	Restricted	2/24/09	—	—	—	—	—	—	2,000	(3)	—		—
Deborah Jordan	EIP	n/a	10,500	52,500	105,000	—	—	—	—		—		—
	LTIP	n/a	—	—	—	412	1,649	3,299	—		—		—
	MSPP	3/09/09	—	—	—	—	—	—	867	(4)	—		—
Joanne Campbell	EIP	n/a	9,000	45,000	90,000	—	—	—	—		—		—
	LTIP	n/a	—	—	—	353	1,414	2,828	—		—		—
	Options	2/24/09	—	—	—	—	—	—	—		2,500	(5)	24.46
Peter Greene	EIP	n/a	9,000	45,000	90,000	—	—	—	—		—		—
	LTIP	n/a	—	—	—	353	1,414	2,828	—		—		—
	Options	2/24/09	—	—	—	—	—	—	—		2,500	(5)	24.46
Timothy Nightingale	EIP	n/a	9,900	49,500	99,000	—	—	—	—		—		—
	LTIP	n/a	—	—	—	388	1,555	3,110	—		—		—
	Options	2/24/09	—	—	—	—	—	—	—		2,500	(5)	24.46

(1)	Amounts represent range of possible incentive payouts under the 2009 Executive Incentive Plan (the “EIP”), respectively. The actual amounts paid in 2010 are reflected in the Summary Compensation Table and were as follows:

Name	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2009
Gregory Dufour	$22,000
Deborah Jordan	10,500
Joanne Campbell	9,000
Peter Greene	9,000
Timothy Nightingale	9,900
(2)	Amounts represent the range of shares that may be released at the end of the three-year performance applicable to the 2009-2011 Long Term Performance Share Program (“LTIP”). Total long term incentive award opportunities as a percentage of salary for each NEO are described in the Compensation Discussion and Analysis. The number of shares was based on percent of base salary at January 2, 2009 and market price of $26.52.
(3)	On February 24, 2009, a total of 2,000 shares of restricted stock were granted to Mr. Dufour with a 3-year annual vesting schedule.
(4)	Amount reflects 20% of 2008 cash bonus used to purchase restricted shares on March 9, 2009 under the MSPP at $10.37 per share, a discount of one-third of the closing market price of $15.56 on the date of the grant. These shares will fully vest two years after the grant date.

(5)	Amount reflects stock options granted on February 24, 2009 with a 5-year annual vesting schedule. Mr. Dufour’s were as a result of his promotion to CEO.

In 2009, there were payouts under the EIP and they are reflected on the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. The EIP plan is described in detail previously under the heading “Annual Cash Incentives” on page 28.

In 2009, Ms. Jordan participated in the MSPP and the value is reflected on the Summary Compensation Table in the Stock Awards column. The MSPP is described in detail previously under the heading “Long-Term Incentives” on page 32.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes outstanding equity awards at December 31, 2009 to executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Share or Units of Stock that have not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested(6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(6) ($)
Gregory A. Dufour	—	10,000	—	$24.46	02/24/19	2,905	(1)	$94,994	7,403	$242,078
Deborah A. Jordan	1,500	6,000	—	28.90	09/01/18	1,355	(2)	44,309	412	13,472
Joanne T. Campbell	1,200	300	—	36.69	01/25/15	237	(3)	7,750	2,589	84,660
	600	400	—	34.95	02/13/16	—		—	—	—
	400	600	—	44.51	05/12/17	—		—	—	—
	—	2,500	—	24.46	02/24/19	—		—	—	—
Peter F. Greene	—	2,500	—	24.46	02/24/19	—		—	2,589	84,660
Timothy P. Nightingale	2,500	—	—	23.08	01/28/13	1,476	(4)	48,265	3,160	103,332
	2,000	500	—	36.69	01/25/15	—		—	—	—
	900	600	—	34.95	02/13/16	—		—	—	—
	800	1,200	—	44.51	05/12/17	—		—	—	—
	—	2,500	—	24.46	02/24/19	—		—	—	—

(1)	Amount includes (i) 430 shares from restricted shares issued on March 27, 2007 with a 3-year annual vesting schedule, (ii) 475 shares purchased on February 26, 2008 at $21.05 per share under the MSPP and (iii) 2,000 shares from restricted shares issued on February 24, 2009 with a 3-year vesting schedule.
(2)	Amount includes 867 shares purchased on March 9, 2009 at $10.37 per share under the MSPP and 488 stock units awarded under the DCRP.
(3)	Amount consists of 237 shares purchased on February 26, 2008 at $21.05 per share under the MSPP.
(4)	Amount includes 313 shares purchased on February 26, 2008 at $21.05 per share under the MSPP and 1,163 stock units awarded under the DCRP.
(5)	Amount based on a market value of $32.70 at December 31, 2009.
(6)	Represents shares that may be released at the end of each applicable three-year performance period. These amounts do not necessarily represent a realized financial benefit for the named executive officers because the performance shares have not necessarily been earned. Payout value based on a market value of $32.70 at December 31, 2009.

	Long Term Performance Share Program (“LTIP”)
	2007 – 2009 Period		2008 – 2010 Period		2009 – 2011 Period		Total Shares
Name	Level	Shares	Level	Shares	Level	Shares
Gregory Dufour	Maximum	2,074	Maximum	4,293	Threshold	1,036	7,403
Deborah Jordan	—	—	—	—	Threshold	412	412
Joanne Campbell	—	—	Maximum	2,236	Threshold	353	2,589
Peter Greene	—	—	Maximum	2,236	Threshold	353	2,589
Timothy Nightingale	—	—	Maximum	2,772	Threshold	388	3,160

OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the number of shares acquired and the dollar amounts realized by the executive officers named in the Summary Compensation Table during 2009 on the exercise of stock options and vesting of shares of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Gregory A. Dufour	—	—	431	(1)	$9,917
Deborah A. Jordan	—	—	23	(2)	445
Joanne T. Campbell	—	—	33	(3)	—
Peter F. Greene	—	—	—		—
Timothy P. Nightingale	—	—	209	(4)	2,746

(1)	On March 27, 2007, shares of restricted stock were awarded to Mr. Dufour. These shares had a three-year vesting schedule, with one third vesting each year on March 27, 2008, 2009 and 2010. These 431 shares represent the second third of this award and vested on March 27, 2009. The “value realized” represents the market value on March 27, 2009 of $23.01.
(2)	Amount consists of 23 deferred stock units that vested under the DCRP on March 16, 2009. The “value realized” on the DCRP “deferred stock units” represents the market value on March 16, 2009 of $19.34.
(3)	Amount consists of 33 shares that vested on February 12, 2009 under the MSPP. The “value realized” is $0 as the discounted price paid for the shares of $29.67 on February 12, 2007 exceeded the closing market value on the vesting date on February 12, 2009 of $24.07.
(4)	Amount includes (i) 67 shares that vested on February 12, 2009 under the MSPP and (ii) 142 deferred stock units that vested under the DCRP on March 16, 2009. The “value realized” on the MSPP shares is $0 as the discounted price paid for the shares of $29.67 on February 12, 2007 exceeded the closing market value on the vesting date on February 12, 2009 of $24.07. The “value realized” on the DCRP “deferred stock units” represents the market value on March 16, 2009 of $19.34.

PENSION BENEFITS TABLE

The following table summarizes the pension benefits for each of the executive officers named in the Summary Compensation Table during 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)($)	Payments During Last Fiscal Year($)
Gregory A. Dufour	Supplemental Executive Retirement Program	8	$284,000	$—
Deborah A. Jordan	—	—	—	—
Joanne T. Campbell	Supplemental Executive Retirement Program	13	177,000	—
Peter F. Greene	Supplemental Executive Retirement Program	27	144,000	—
Timothy P. Nightingale	—	—	—	—

(1)	The amounts in this column reflects the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K.

The Company provides a nonqualified, noncontributory, defined benefit supplemental retirement program (“SERP”) for certain highly compensated executives. Under the SERP, in which Mr. Dufour and Ms. Campbell are participants, an executive is required to have five years of service to be eligible for a vested benefit under the existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with 15 years certain) that is calculated based on targeting 65% – 75% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring years of service, and allowing for reductions relative to (a) 50% of the participant’s projected primary Social Security benefits; (b) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (c) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The Agreement provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% at age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

Mr. Greene’s SERP requires 12 years of consecutive service to be eligible for a 100% vested benefit for which he is entitled. As a participant in this SERP he may receive upon retirement at age 65, a 15 years certain benefit that is calculated based on 70% of his average salary of the highest three years of salary from the five years period prior to retirement, and allowing for reductions relative to (a) 50% of his projected primary Social Security benefits; (b) the benefit from the distribution of Union Trust Company’s defined benefit pension plan in 2008 assuming a benefit election of lifetime, ten years certain; and (c) the benefit from the portion of his 401(k) arising from employer contributions plus earnings; and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 60. If, prior to attaining the age of sixty, Mr. Greene voluntarily terminates employment with the Company for any reason other than disability, then the Company shall not be required to make any payments under this Agreement.

Change in Control Agreements

In 2009, we entered into change in control (“CIC”) agreements with each of the named executive officers. The agreements may require us to make payments to these individuals in the event of the termination of their employment following a change in control. Many of our executive compensation, benefit, and deferred compensation plans provide the named executive officers with certain rights or the right to receive payments in the event of the termination of their employment.

Under the terms of the CIC agreement, if an executive’s employment with the Company is terminated by the Company without “cause” or by the employee for “good reason” within two years after a change in control of the Company, the employee will generally be entitled to receive severance benefits. If a named executive officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change in control while his or her agreement is in effect, he or she would not be entitled to severance pay or benefits under any company severance plan or program.

Change in control, as defined in the agreement, means a change in:

(i)	the ownership of the Company and in the effective control of the Company such that a single entity or commonly controlled group of entities shall have the ability to elect a majority of the Board of Directors of the Company; or
(ii)	the ownership of all or substantially all the assets associated with the business group in which the named executive officer works, or of the Company as a whole.

The CIC agreements may be terminated by the Company effective December 31, 2014 if the Company takes action 90 days prior to that date. If no such action is taken, each CIC agreement will automatically extend the termination date to December 31 of each following year unless action is taken by the Company to terminate at least 90 days prior to such termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans to which the named executive officers would be entitled upon termination of employment or following a change in control of the Company. The calculations assume that such termination or change in control was effective as of December 31, 2009.

Name	Cash Severance Payment(1)	Continuation of Health Benefits(2)	Stock Options/ Restricted Stock(3)	DCRP(4)	LTIP(5)	Life Insurance(6)	Total Benefits
Gregory A. Dufour
Voluntary termination	$—	$—	$—	$—	$—	$—	$—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	550,000	13,473	153,335	—	184,003	—	900,811
Upon change in control	—	—	153,335	—	104,869	—	258,204
Disability	—	—	—	—	—	—	—
Death	—	—	—	—	—	—	—
Deborah A. Jordan
Voluntary termination	—	—	—	—	—	—	—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	262,500	13,239	42,157	15,958	35,959	—	369,813
Upon change in control	—	—	42,157	15,958	4,480	—	62,595
Disability	—	—	—	15,985	—	—	15,958
Death	—	—	—	15,958	—	—	15,958

Name	Cash Severance Payment(1)	Continuation of Health Benefits(2)	Stock Options/ Restricted Stock(3)	DCRP(4)	LTIP(5)	Life Insurance(6)	Total Benefits
Joanne T. Campbell
Voluntary termination	—	—	—	—	—	—	—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	225,000	14,843	23,362	—	79,548	—	342,753
Upon change in control	—	—	23,362	—	52,549	—	75,911
Disability	—	—	—	—	—	—	—
Death	—	—	—	—	—	—	—
Peter F. Greene
Voluntary termination	—	—	—	—	—	—	—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	225,000	13,239	20,600	—	79,548	—	338,387
Upon change in control	—	—	20,600	—	52,549	—	73,149
Disability	—	—	—	—	—	—	—
Death	—	—	—	—	—	297,852	297,852
Timothy P. Nightingale
Voluntary termination	—	—	—	—	—	—	—
Involuntary termination	—	—	—	—	—	—	—
Termination after change in control (involuntary without cause or voluntary for good reason)	247,500	9,291	24,247	38,030	94,329	—	413,397
Upon change in control	—	—	24,247	38,030	64,648	—	126,925
Disability	—	—	—	38,030	—	—	38,030
Death	—	—	—	38,030	—	—	38,030

(1)	Represents the value of eighteen months of base salary, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions per the CIC agreements (twenty-four months for Mr. Dufour).
(2)	Represents the value of eighteen months of healthcare benefits per the CIC agreements.
(3)	Under the 2003 Stock Option and Incentive Plan, each outstanding stock option and restricted stock award becomes fully exercisable upon a change in control. For purposes of this table, the unvested in-the-money stock options and restricted shares were assumed to have a value equal to the closing price per share of $32.70 at December 31, 2009.
(4)	Under the Defined Contribution Retirement Plan (“DCRP”), each unvested deferred stock unit becomes fully vested upon a change in control or death and disability. For purposes of this table, the unvested deferred stock units were assumed to have a value equal to the closing price per share of $32.70 at December 31, 2009.
(5)	Participants of the LTIP upon a change in control would receive a pro rata award based on such shorter long-term performance period and the actual performance level achievement. In the event a participant has a termination event (involuntary termination without cause or voluntary termination for good reason) within six months after a change in control, the participant shall be entitled to an additional award up to the maximum payout level under the LTIP.
(6)	Payment to beneficiary upon death of named executive officer.

OTHER MATTERS

Nominations by Shareholders

Nominations for election to the Company’s Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business on the 90th day, or earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting. In the event that the date of the Annual Meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting, and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for each such nominee. To date, no stockholder has proposed a candidate pursuant to our By-laws. If a stockholder should propose a candidate, we anticipate that the Governance Committee would evaluate that candidate on the basis of the criteria noted above. For additional information, please refer to Section 2.1 of our By-laws and to “Shareholder Proposals for Annual Meetings” below.

Shareholder Proposals for Next Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and form of proxy for the 2011 Annual Meeting of Shareholders must be received by the Company by November 22, 2010. Such a proposal must also comply with the requirements as to form and substance established by the Commission for such a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a stockholder’s notice must be received by the Company no earlier than December 28, 2010 and no later than January 27, 2011.

Other Business Matters

As of the date of this Proxy Statement, the Company’s Board of Directors know of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other business, matter or proposal shall properly come before the Annual Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Company’s Board of Directors.

By Order of the Board of Directors

John W. Holmes, Secretary

March 22, 2010

0

CAMDEN NATIONAL CORPORATION

PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas C. Jackson and Jeffrey J. Weymouth, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Camden National Corporation to be held at the Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 on April 27, 2010 at 3:00 p.m. local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of the Company's common stock which the undersigned may be entitled to vote at said meeting upon the following proposal described in the accompanying Notice of Annual Meeting and Proxy Statement, dated March 22, 2010, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All previously dated proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 AND AGAINST PROPOSAL 3 SET FORTH ON THE REVERSE SIDE.

SEE REVERSE SIDE

14475

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

April 27, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.cacannualmeeting.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430300000000001000 1 042710

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect four Directors. The Board of Directors has nominated the persons listed below to serve as directors until 2013.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Berry, Dunn, McNeil & Parker as the Company's independent registered public accounting firm for 2010.	☐	☐	☐
3. To consider a shareholder proposal, if properly presented at the Meeting concerning declassification of the Board of Directors.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

4. The proxies are authorized to vote in their discretion upon such other business and matters or proposals as may properly come before the Meeting.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.